Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurth.com

November 25, 2015

Mid-Con Energy Partners

2501 North Harwood Street, Suite 2410

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as special counsel to Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the sale of up to 1,750,000 additional common units (the “Common Units”) representing limited partner interests in the Partnership which may be issued pursuant to the Mid-Con Energy Partners, LP Long-Term Incentive Program, as amended (the “Program”).

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Limited Partnership of the Partnership; (ii) the First Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”); (iii) the Certificate of Formation of Mid-Con Energy GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”); (iv) the Amended and Restated Limited Liability Company Agreement of the General Partner, as amended (the “LLC Agreement”); (v) the Program; (vi) the Registration Statement; and (vii) such other instruments and other certificates of public officials, officers and representatives of the Partnership and such other persons as we have deemed appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed, without independent investigation, (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Partnership to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the numbered opining paragraphs below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

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We have also assumed that the Certificate of Limited Partnership of the Partnership, the Partnership Agreement, the Certificate of Formation of the General Partner and the LLC Agreement, in each case as amended to date, will not have been amended in any manner that would affect any legal conclusion set forth herein.

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, upon the issuance and delivery of the Common Units from time to time in accordance with the terms of the Program for the consideration established by the Program and the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the General Partner or a duly constituted and acting committee thereof as provided in the Program, (a) such Common Units will be validly issued and (b) purchasers of such Common Units will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments for their purchase of such Common Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

We consent to the filing by you of this opinion as an exhibit to the Registration Statement filed on the date hereof. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth LLP